Exhibit 99.1

Net1 finalizes financing for Blue Label Telecoms strategic investment

Johannesburg, October 25, 2016 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today announced that it has procured the necessary bank funding to complete its previously-announced strategic investment of an approximate 15% equity stake in Blue Label Telecoms Limited, a JSE-listed company which is a leading provider of prepaid electricity and airtime in South Africa (“Blue Label”). The Company expects to use a combination of existing cash reserves, a portion of the loan facilities and the previously-announced equity placement to facilitate payment of the ZAR 2 billion subscription price.

The Company expects the Blue Label transaction to close immediately after Blue Label shareholder approval is obtained at a meeting scheduled for November 16, 2016.

The bank funding comprises two-year loan facilities from FirstRand Bank Limited, acting through its Rand Merchant Bank division (“RMB”) for an aggregate of ZAR 1.4 billion which will be used, among other things, to finance a portion of the investment in Blue Label. Interest rates on the loans are linked to one-month Johannesburg Interbank Average Rate (“JIBAR”), currently approximately 7.1% plus margins on the loans varying from 1.35% to 2.75%, with an average margin on fully utilized loans of 2.25% . The Company has used the loan facilities, plus ZAR 600 million of its existing cash reserves to procure a ZAR 2 billion guarantee from RMB in favour of Blue Label. The Company expects to close its equity placement in November 2016 and receive $45.0 million from the issuance of 5,000,000 shares of its common stock.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause such differences include, but are not limited to: Blue Label shareholders not approving the transaction, the equity placement not closing, or RMB failing to provide the loans or honour the guarantee; and other factors, many of which are beyond the Company’s control; and other important factors included in the Company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com

Financial Adviser and Transaction Sponsor:
Rand Merchant Bank, a division of FirstRand Bank Limited